EXHIBIT 99.1

Manatron Announces Fiscal 2003 Fourth Quarter and Year End
Financial Results

FOR IMMEDIATE RELEASE

CONTACT:
Paul Sylvester, President and CEO	or	Matthew Hayden, President
Manatron, Inc. (269) 567-2900		Hayden Communications, Inc. (843) 272-4653
paul.sylvester@manatron.com		matt@haydenir.com

•	4th QUARTER NET INCOME INCREASED TO $543,594 FROM $151,223
•	4th QUARTER DILUTED EPS OF $.13 VERSUS $.04
•	FISCAL YEAR NET INCOME INCREASED TO $1,510,322 FROM $227,714
•	FISCAL YEAR DILUTED EPS OF $.38 VERSUS $.06

KALAMAZOO, MI--(BUSINESS WIRE)-July 15, 2003-Manatron, Inc. (NASDAQ:MANA) a leading provider of web-based and client/server application software products and services for county, city, and township governments today announced its fourth quarter and year end results for fiscal 2003, which ended on April 30th.

Pre-tax income for the fourth quarter grew by 116% to $823,594 versus $381,223 in the prior year quarter and net income more than tripled from $151,223 to $543,594. This equates to $.13 per diluted share for the current quarter versus $.04 per diluted share for the fourth quarter of fiscal 2002.

A significant reduction in cost of revenues, which dropped 17% from $7 million for the fourth quarter of fiscal 2002 to $5.8 million for the current quarter, greatly contributed to the success of the quarter. This decrease was primarily due to a shift in the mix of revenues and costs generated by the Company's two segments. The Software Systems and Services segment typically yields a higher gross margin than the Appraisal Services business, which is highly labor intensive. This segment also represented approximately 83% of the Company's total revenues for the current year versus 74% in fiscal 2002.

Revenues for the three months ended April 30, 2003, decreased 8% to $10.5 million versus $11.4 million for the corresponding prior year quarter. This decrease was primarily due to the anticipated continued cyclical decline in Appraisal Services revenues as Software Systems and Services revenues for both periods were comparable at approximately $8.7 million.

Cost of revenues for the year decreased 11% to $23 million from $25.8 million in fiscal 2002 for the same reasons noted previously. This caused the Company's gross margin to increase nearly 6% to 43% for fiscal 2003.

Pre-tax income grew to $2.3 million for the year versus $657,714 for fiscal 2002. Net income also increased substantially to $1.5 million from $227,714, which equates to $.38 and $.06 per diluted share, respectively. The effect of discontinuing the amortization of goodwill in connection with the adoption of SFAS No. 142 benefited the fourth quarter net income by approximately $163,000 or $.04 per diluted share and net income for all of fiscal 2003 by $603,000 or $.16 per diluted share.

Total revenues for fiscal 2003 decreased 2% to $40.4 million versus $41.1 million for fiscal 2002. Software Systems and Services revenues increased by 10% to $33.6 million compared to $30.6 million in the prior year. This increase was primarily due to growth in professional services and recurring support revenues as the result of new MVP Tax, ProVal and GovernMax contracts that were executed during the year.

Other financial highlights for fiscal 2003 include an 83% increase in the Company's cash position. As of April 30, 2003, the Company had $10.3 million in cash and short-term investments versus approximately $5.6 million at April 30, 2002. Further, total assets increased by 12% to $31.3 million and shareholders' equity increased 21% to $15.1 million as of April 30, 2003. Net book value per share was $3.64 at April 30, 2003 compared to $3.11 at April 30, 2002.

Manatron President and CEO Paul Sylvester stated, "We are pleased with our financial results for fiscal 2003. Despite a difficult economy, we posted sharply higher earnings than last year and generated significant free cash flow. We invested approximately $7 million into our MVP Tax, ProVal and GovernMax solutions to meet the growing demand for these products. We now have 42 counties in four states using our new property tax system, with three new states under way.

The 10% growth in our Software Systems and Services segment is positive for a couple of reasons. First, these revenues produce higher margins as noted previously. More importantly, this segment provides a steady, predictable revenue stream. For fiscal 2003, our recurring revenue base increased to $17.8 million, or 44% of total revenues. We've also started to see some cyclical recovery in our Appraisal business, having signed approximately $10 million of revaluation contracts a few months back.

Several important organizational changes were initiated in fiscal 2003, key people were hired and we moved to divest a product line that did not fit our strategic focus of being the leading provider of integrated, end-to-end property tax and appraisal solutions for local governments in North America. The market for our software and services is gaining momentum. Legacy property tax and appraisal systems are nearing the end of their life cycle. Local governments are under increased pressure to reduce costs and the demand for on-line information and specialized services continues to grow. As a result, while we anticipate that there will be some variability on a quarterly basis due to lengthy sales cycles in local government and the timing of certain software implementations, we are greatly encouraged about the growth opportunities in our market and look forward to continuing our progress in fiscal 2004."

About Manatron, Inc.

Manatron, Inc. designs, develops, markets and supports a family of web-based and client/server application software products for county, city and township government. Manatron's products support the back-office processes for these government agencies and also facilitate the "Virtual

Courthouse" by providing Internet access to information for industry professionals and the public or by processing transactions over the Internet such as the payment of property taxes. Manatron provides mass appraisal services, through its Sabre Appraisal Division, assessing residential, commercial and other types of properties to ensure updated and equitable property valuations. Manatron currently operates out of regional offices in Michigan, Illinois, Indiana, Ohio, Pennsylvania, Florida, and North Carolina and serves approximately 1,300 customers in 25 states and three Canadian provinces. Information about Manatron, Inc. is available at the Company's site on the World Wide Web at http://www.manatron.com.

Safe Harbor Statement: The information provided in this news release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Companies. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the rate of growth of the local government appraisal industry, increased competition in the industry, delays in developing and commercializing new products, adequacy of financing and other factors described in the Companies' most recent annual reports on Form 10-Ks filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

Non-GAAP Disclosure: Book value per share is calculated by dividing total shareholders' equity of $15,050,582 as of April 30, 2003, by the total number of shares outstanding and pending issuance on that date, which totaled 4,130,354. At April 30, 2002, shareholders' equity was $12,423,266 and the total number of shares was 3,995,866.

-Tables Follow-

MANATRON, INC. AND SUBSIDIARY
CONSOLIDATED CONDENSED STATEMENTS OF INCOME

	Three Months Ended April 30,		Year Ended April 30,
	2003	2002	2003	2002
Net Revenues	$$10,539,847	$11,424,743	$40,387,265	$41,131,718
Cost of Revenues	5,815,251	6,987,375	23,017,739	25,799,035
Gross Profit	4,724,596	4,437,368	17,369,526	15,332,683
Selling, General & Admin. Expenses	3,987,206	4,089,952	15,306,413	14,729,624
Operating Income	737,390	347,416	2,063,113	603,059
Other Income	86,204	33,807	227,209	54,655
Pretax Income	823,594	381,223	2,290,322	657,714
Federal Income Tax Expense	280,000	230,000	780,000	430,000
Net Income	$543,594	$151,223	$1,510,322	$227,714
Basic Earnings Per Share	$0.14	$0.04	$0.40	$0.06
Diluted Earnings Per Share	$0.13	$0.04	$0.38	$0.06
Basic Weighted Average Shares	3,835,184	3,680,722	3,817,391	3,613,769
Diluted Weighted Average Shares	4,182,175	3,887,219	3,990,439	3,819,153

BALANCE SHEET HIGHLIGHTS
AS OF APRIL 30th,

	2003	2002

Cash and Investments	$10,349,165	$5,648,184
Other Current Assets	10,996,015	14,062,613
Total Current Assets	21,345,180	19,710,797
Net Property & Equipment	3,060,408	2,467,244
Other Assets	6,924,979	5,673,231
Total Assets	$31,330,567	$27,851,272

Current Liabilities	$16,129,985	$15,428,006
Deferred Income Taxes	150,000	--
Shareholder's Equity	15,050,582	12,423,266
Total Liabilities and Equity	$31,330,567	$27,851,272

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